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                                                                     Exhibit 4.3

                      AMENDMENT TO SHAREHOLDERS' AGREEMENT

         AMENDMENT, dated as of March 6, 2000, to Shareholders' Agreement dated as of September 1, 1999 (the "SHAREHOLDERS' AGREEMENT"), by and among MMXI Europe B.V., a private company with limited liability organized under the laws of the Netherlands (the "COMPANY"), Media Metrix, Inc., a Delaware corporation, ("MMXI"), GfK AG, a German stock corporation ("GFK"), IPSOS SA, a French stock corporation ("IPSOS"), and Osprey Research B.V. ("OSPREY"), a private company with limited liability organized under the laws of the Netherlands and wholly-owned subsidiary of SIFO Group AB, a Swedish corporation.

         WHEREAS, MMXI, GfK and IPSOS are parties to the Shareholders' Agreement and constitute the holders of all of the Company's share capital; and

         WHEREAS, the Company is issuing additional share capital to Osprey as of the date hereof; and

         WHEREAS, the addition of Osprey as a party to the Shareholders' Agreement is a condition to the issuance of such shares to Osprey.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

         1.       CONTINUATION OF SHAREHOLDERS' AGREEMENT

         The Shareholders' Agreement shall continue in full force and effect as amended by this Amendment. All capitalized terms not otherwise defined in this Amendment shall have the meanings given in the Shareholders' Agreement.

         2.       ADDITION OF OSPREY AS A SHAREHOLDER

         The Shareholders' Agreement is hereby amended to add Osprey as a Shareholder for all purposes thereunder.

         3.       COMPOSITION OF SUPERVISORY BOARD

         The first three sentences of Section 3(a) of the Shareholders' Agreement are hereby amended and restated to read as follows:

                  The Supervisory Board of the Company (the "SUPERVISORY BOARD") shall be comprised of six members (each, a "SUPERVISORY DIRECTOR"), each of whom shall have an equal vote on matters brought before the
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                  Supervisory Board. The Shareholders agree that (i) MMXI shall have the right to nominate three (3) Supervisory Directors;
                  (ii) GfK shall have the right to nominate one (1) Supervisory Director; (iii) IPSOS shall have the right to nominate one (1) Supervisory Director; and (iv) Osprey shall have the right to nominate one (1) Supervisory Director.

         4.       MEETINGS AND RESPONSIBILITIES OF THE SUPERVISORY BOARD

         Section 4(b)(xi) of the Shareholders' Agreement is hereby amended and restated to read as follows:

                  Entering into any partnership, joint venture or similar arrangement involving equity ownership with the competitors of GfK, IPSOS or Osprey listed on Schedule B hereto, it being specified that the contents of Schedule B may be modified by GfK, IPSOS or Osprey from time to time;

         5.       SUPERVISORY BOARD VOTING

         (a) The first sentence of Section 5(a) of the Shareholders' Agreement is hereby amended and restated to read as follows:

                  Except as set forth in subsections (b), (c) and (d) below, actions of the Supervisory Board shall be approved at a meeting of the Supervisory Board by a majority per capita vote so long as there is a quorum.

         (b) Section 5(b) of the Shareholders' Agreement is hereby amended and restated to read as follows:

                  In addition to any votes of the general meeting required by applicable law, approval of matters listed in Sections 4(b)(ix)-(xxi) shall require the unanimous consent of all of the Supervisory Directors then in office, whether present or not at a meeting of the Supervisory Board; provided, however, that Osprey shall cause the Supervisory Director it nominates to the Supervisory Board to vote in favor of any matter listed in Sections 4(b)(x)-(xxi) that is supported by all other Supervisory Directors.

         (c) The Shareholders' Agreement is hereby amended to add a new Section5(d), to read as follows:

                  (d) The determination of whether to exercise the option to purchase shares of RelevantKnowledge Holding AB from MMXI pursuant to the terms of the Option to Purchase Shares, dated as of

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                  March 6, 2000, shall be made by the unanimous vote of the
                  Supervisory Directors nominated by GfK and IPSOS. MMXI shall cause the Supervisory Directors nominated by MMXI to abstain from such vote.

         6.       DEADLOCKS

         Section 6(b) of the Shareholders Agreement is hereby amended and restated to read as follows:

                  Should the matter not be resolved by the required majority or supermajority vote at the Second Board meeting, GfK, IPSOS and/or Osprey (the "DISAGREEING PARTY"), as the case may be, shall have the right (such right, a "DISAGREEING PARTY RIGHT"):

                           (i) to offer the Shares owned by such Disagreeing
                  Party to the other Shareholders or to the Company at a price determined in accordance with Paragraph 6(e) below; or

                           (ii) to exercise such Disagreeing Party's right to
                  exchange its Shares for shares of MMXI common stock in accordance with the Option Agreement (the "OPTION AGREEMENT") between MMXI and such Shareholder; or

                           (iii) if neither the other Shareholders nor the
                  Company are willing (and permitted in accordance with applicable law) to purchase the Shares, to offer its Shares to a third party in accordance with the provisions of Paragraph 11(e) of this Agreement.

         7.       SHAREHOLDER VOTING

         Each Shareholder shall vote all of its Shares as necessary to make changes to the Company's Articles of Association to conform the Articles of Association to the terms and provisions of this Amendment to the extent permitted under the law of the Netherlands.

         8.       MANAGING BOARD

         The Shareholders agree to vote their Shares to elect Lars Bjorkman as an additional member of the Managing Board promptly following the date hereof to serve as provided in the Agreement and the Articles of Association.

         9.       CAPITAL CONTRIBUTIONS IN THE COMPANY

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         (a) On the date hereof, Osprey has contributed cash to the Company in the amount of (euro) 173,913 and has been issued 1,739 Shares.

         (b) Section 10(b)(v) of the Shareholders' Agreement is hereby amended to increase the maximum aggregate amount of Additional Contributions from
(euro) 7,000,000 to (euro) 7,782,609 and to increase the Maximum Commitment from
(euro) 9,000,000 to (euro) 9,782,609.

         (c) The first sentence of Section 10(c) of the Shareholders' Agreement is hereby amended and restated to read as follows:

                  If the Shareholders elect to make an Additional Contribution in excess of the Maximum Commitment, MMXI shall grant to each of IPSOS, GfK and Osprey an option to exchange the Shares or evidence of indebtedness issued in respect of such Additional Contribution for the number of shares of common stock, par value $.01 per share, of MMXI ("MMXI COMMON STOCK") determined by dividing (i) the amount of the Additional Contribution made by such Shareholder (expressed in U.S. Dollars at the rate at which Euros are converted into U.S. Dollars as posted in The Wall Street Journal the business day prior to the Additional Contribution) by (ii) $59.96, in the case of GfK and IPSOS, and 100% of the closing price of the MMXI Common Stock on the Nasdaq National Market on the date hereof, in the case of Osprey.

         10.      CHANGE IN CONTROL

         (a) Section 12(a) of the Shareholders' Agreement is hereby amended and restated to read as follows:

                  Upon a Change in Control at GfK, IPSOS, Osprey or SIFO Group AB (the "DEPARTING SHAREHOLDER"), the remaining Shareholders (other than MMXI) shall have the right to purchase such Shares at a purchase price determined in the manner provided for in Paragraph 6(e) hereof (except that in the event of a Change in Control of SIFO Group AB, Osprey shall have no right to purchase such Shares). The Departing Shareholder shall notify such remaining Shareholders and the Company promptly of a Change of Control or a pending Change of Control. If the Departing Shareholder and such remaining Shareholders are not able to agree upon a price for the Shares within ten (10) days, an independent auditor shall determine the fair market value of the Shares in accordance with Paragraph 6(e), and each such remaining Shareholder shall have ten (10) days from the date of the determination of the price to notify the Departing Shareholder of its

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                  intention to purchase such Shares (or if both such remaining
                  Shareholders desire to purchase such Shares, its intention to purchase its pro rata portion of such Shares) in accordance with the procedures established under Paragraph 11 hereof. If such remaining Shareholders do not exercise such right, the Company shall have an opportunity to repurchase, to the extent permitted under the law of the Netherlands, the Departing Shareholder's shares in accordance with the procedures established under Paragraph 11 hereof; provided, however, that neither such remaining Shareholders nor the Company will have a right to purchase or repurchase the Shares if the Departing Shareholder exercises its right under the Option Agreement to exchange its Shares for MMXI Common Stock.

         (b) Section 12(b) of the Shareholders' Agreement is hereby amended and restated to read as follows:

                  Upon a Change of Control at MMXI during the term of the Option Agreements between MMXI and each of GfK, IPSOS and Osprey, GfK, IPSOS and Osprey shall have the right to exchange all of their respective Shares for shares of MMXI Common Stock in accordance with the Option Agreements. Upon a Change in Control at MMXI following the expiration of the Option Agreements, each of GfK, IPSOS and Osprey shall have the option to sell all of their respective Shares, and MMXI hereby agrees to purchase such Shares, for a purchase price determined in the manner provided for in Paragraph 6(e) hereof.

         11.      TERMINATION OF CERTAIN PROVISIONS

         Upon the earlier of (a) the exercise of the Option granted by IPSOS to GfK pursuant to Section 13 of the Shareholders' Agreement and (b) June 4, 2000,
Section 13 of the Shareholders' Agreement shall be deleted and shall have no further effect.

         12.      NON-COMPETITION; NON-SOLICITATION

         The final sentence of Section 17(a) of the Shareholders' Agreement is hereby amended and restated to read as follows:

                  The Company agrees that neither it nor any of its officers, directors or subsidiaries will, directly or indirectly engage in the business of audience measurement in television, radio, newspaper and magazines for so long as GfK, IPSOS or Osprey are parties to this Agreement

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                  and for two years thereafter.

         13.      ARBITRATION

         Section 22(c)(i) of the Shareholders' Agreement is hereby amended and restated to read as follows:

                  The arbitral tribunal shall be comprised of three arbitrators, one of whom shall be appointed by MMXI, one of whom shall be appointed by GfK, IPSOS and Osprey voting in proportion to their respective shareholdings, and one of whom shall be appointed by the other two arbitrators;

         14.      TRANSFER OF SHARES

         Notwithstanding Section 11 of the Shareholders' Agreement, Osprey shall have the right to sell its Shares to SIFO Group AB so long as SIFO Group AB has agreed to become a party to, and be bound by, the Shareholders' Agreement. Upon such an event, all of Osprey's rights and obligations under the Shareholders' Agreement shall be assigned to SIFO Group AB. Upon such transfer, MMXI, GfK and IPSOS each agree not to exercise any preemptive right set forth in the Company's Articles of Association.


         15.      MISCELLANEOUS

         (a) Any notices, consents or other communication required to be sent or given to Osprey hereunder or under the Shareholders' Agreement by any of the parties shall in every case be delivered at the addresses as set forth below or at such other addresses as may be furnished in writing:

                           Osprey Research B.V.
                           c/o SIFO Group AB
                           World Trade Center
                           Box 70408, SE-107
                           25 Stockholm, Sweden

                           Attention: Mr. Robert Kessiakoff
                           Facsimile: +46 8 698 0933



                           With a copy to:

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                           Peter Torngren
                           Box 1703, S-111
                           87 Stockholm, Sweden

                           Facsimile: +46 8 614 3190

         (b) This Amendment shall be governed exclusively by and construed and enforced in accordance with the internal laws of The Netherlands. This Amendment shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

         (c) This Amendment may be executed in a number of counterparts, all of which together shall for all purposes constitute one agreement, binding on all the parties hereto notwithstanding that all such parties have not signed the same counterpart.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.


                     MMXI EUROPE B.V.


                     By: /s/ Arielle Dinard
                         __________________________________________
                         Name: Arielle Dinard
                         Title: Managing Director

                     MEDIA METRIX, INC.


                     By: /s/ Thomas A. Lynch
                         __________________________________________
                         Name: Thomas A. Lynch
                         Title: Chief Financial Officer

                     GFK AG


                     By: /s/ Gerhard Kirschner
                         __________________________________________
                         Name: Gerhard Kirschner
                         Title: Member of the Board

                     IPSOS SA


                     By: /s/ Didier Truchot
                         __________________________________________
                         Name: Didier Truchot
                         Title: Chairman and Chief Executive Officer

                     OSPREY  RESEARCH B.V.


                     By: /s/ Jan-Erik Jannsson
                         __________________________________________
                         Name: Jan-Erik Jannsson
                         Title: Director
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                                                                      SCHEDULE B

                          COMPETITORS OF SIFO GROUP AB

@Plan
A.C. Nielsen
AEGIS
AGB Italia Group
Arbitron
ENIGMA
Fletcher Research
Forrester Research
Gallup
Gartner Group
Icon
INRA
IntelliQuest Inc.
International Data Corporation
Jupiter Communications
Mediametrie
NetRatings
NetValue
NFO Infratest Burke Group
Nielsen Media Research
PC Data Primedia
Information Inc.
Taylor Nelson SOFRES
The Gallup Organization
United Information Group
VNU
Westat
WPP Group